Filed Under Rule 424(b)(3), Registration Statement Nos. 333-100527 and 333-114095
Pricing Supplement Number 107 Dated 03/14/2005
(To: Prospectus Dated June 17, 2004, as supplemented by Prospectus Supplement Dated June 18, 2004)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RWB8	$8,421,000.00	100%	1.100%	$8,328,369.00	FIXED	4.200%	SEMI-ANNUAL	03/15/2011	09/15/2005	$20.77	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Non-Callable.

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RWC6	$579,000.00	100%	1.600%	$569,736.00	FIXED	4.550%	MONTHLY	03/15/2016	04/15/2005	$3.54	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Non-Callable.

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RWD4	$2,442,000.00	100%	2.000%	$2,393,160.00	FIXED	5.150%	SEMI-ANNUAL	03/15/2020	09/15/2005	$25.46	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Callable at 100.000% on 03/15/2010 and every coupon date thereafter.. The General Electric Capital Corporation Internotes will be subject to redemption at the option of General Electric Capital Corporation, in whole on the Interest Payment Date occurring any time on or after 03/15/2010 at a redemption price equal to 100% of the principal amount of the General Electric Capital Corporation InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RWE2	$4,046,000.00	100%	2.500%	$3,944,850.00	FIXED	5.300%	QUARTERLY	03/15/2034	06/15/2005	$12.96	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Callable at 100.000% on 03/15/2010 and every coupon date thereafter.. The General Electric Capital Corporation Internotes will be subject to redemption at the option of General Electric Capital Corporation, in whole on the Interest Payment Date occurring any time on or after 03/15/2010 at a redemption price equal to 100% of the principal amount of the General Electric Capital Corporation InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

General Electric Capital Corporation	Trade Date: March 14, 2005 @12:00 PM ET
Settle Date: March 17, 2005
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0443 via Pershing, LLC

Agents: Banc of America Securities LLC, Incapital LLC, A.G. Edwards & Sons, Inc., Charles Schwab & Co., Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley, UBS Financial Services Inc., Wachovia LLC

* GE CAPITAL is the registered trademark of the General Electric Company.

InterNotes® is the trade mark of INCAPITAL, LLC. All rights reserved.

General Electric Capital Corporation $15,626,271,000.00 GE Capital InterNotes* InterNotes Prospectus Supplement Dated 18-Jun-04